Exhibit (j)(7)

_____________________
CUSTODY AGREEMENT
_____________________
dated as of August 27, 2014
by and between

PROSPECT CAPITAL CORPORATION
(“Company”)
and
BANKUNITED, N.A.
(“Custodian”)

This CUSTODY AGREEMENT (this “Agreement”) is dated as of August 27, 2014, and is by and between Prospect Capital Corporation (and any successor or permitted assign, the “Company”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 10 East 40th Street, 42nd Floor, New York, NY 10016, and BankUnited, N.A.  (and any successor or permitted assign acting as custodian hereunder, the “Custodian”), a national banking association having a place of business at 445 Broadhollow Road, Suite 130, Melville, New York 11747.

RECITALS
WHEREAS, the Company is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Company desires to retain the Custodian to act as custodian for the Company; and
WHEREAS, the Company desires that the Company’s cash be held and administered by the Custodian pursuant to this Agreement in compliance with Section 17(f) of the 1940 Act.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS
1.1    Defined Terms. In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Agreement:
“Account” means the segregated bank account to be established at the Custodian to which the Custodian shall deposit or credit any cash, checks or other instruments for payment of monies made payable to the Company that are presented to the Custodian from time to time.
“Agreement” means this Custody Agreement (as the same may be amended from time to time in accordance with the terms hereof).
“Authorized Person” has the meaning set forth in Section 6.3(a).
“Business Day” means a day on which the Custodian or the relevant sub-custodian is open for business in the market or country in which a transaction is to take place.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Confidential Information” means any databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other similar or related information that may be furnished to the Company by the Custodian from time to time pursuant to this Agreement.

“Custodian” has the meaning set forth in the first paragraph of this Agreement.
“Eligible Investment” means any investment in interest bearing deposits in United States dollars in a Custodian bank account
“Fees” has the meaning set forth in Section 6.7.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or any government or agency or political subdivision thereof.
“Proceeds” means the net cash proceeds to the Company of any borrowing or other financing by the Company.
“Proper Instructions” means instructions received by the Custodian in form acceptable to it, from the Company, or any Person duly authorized by the Company, by any of the following means:
(a)    in writing signed by any two (2) Authorized Persons (and delivered by hand, by mail, by overnight courier, electronic mail or by telecopier);
(b)    in tested communication;
(c)    in a communication utilizing access codes effected between electro mechanical or electronic devices; or
(d)    such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions, including oral instructions.
“Returned Items” has the meaning set forth in Section 6.7.
1.2    Construction. In this Agreement unless the contrary intention appears:

(a)	any reference to this Agreement or another agreement or instrument refers to such agreement or instrument as the same may be amended, modified or otherwise rewritten from time to time;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	any term defined in the singular form may be used in, and shall include, the plural with the same meaning, and vice versa;

(d)	a reference to a Person includes a reference to the Person’s executors, successors and permitted assigns;

(e)	an agreement, representation or warranty in favor of two or more Persons is for the benefit of them jointly and severally;

(f)	an agreement, representation or warranty on the part of two or more Persons binds them jointly and severally;

(g)	a reference to the term “including” means “including, without limitation,”; and

(h)
a reference to any accounting term is to be interpreted in accordance with generally accepted principles and practices in the United States, consistently applied, unless otherwise instructed by the Company.

1.3    Headings. Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT OF CUSTODIAN
2.1    Appointment and Acceptance. The Company hereby appoints the Custodian as custodian of certain cash owned by the Company and delivered to the Custodian by the Company from time to time during the period of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.
2.2    Instructions. The Company agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian, as may reasonably be necessary to enable the Custodian to perform its duties hereunder.
2.3    Company Responsible For Directions. The Company is solely responsible for directing the Custodian with respect to deposits to, withdrawals from and transfers to or from the Account. Without limiting the generality of the foregoing, the Custodian has no responsibility for the Company’s compliance with the 1940 Act, any restrictions, covenants, limitations or obligations to which the Company may be subject or for which it may have obligations to third-parties in respect of the Account, and the Custodian shall have no liability for the application of any funds made at the direction of the Company. The Company shall be solely responsible for properly instructing all applicable payors to make all appropriate payments to the Custodian for deposit to the Account, and for properly instructing the Custodian with respect to the allocation or application of all such deposits.

3.	DUTIES OF CUSTODIAN
3.1    Delivery of Cash to Custodian.

(a)	The Company shall deliver, or cause to be delivered, to the Custodian certain of the Company’s cash, checks or other items for the payment of money.
3.2    Bank Accounts and Management of Cash.

(a)
Proceeds and other cash received by the Custodian from time to time shall be deposited or credited to the Account and, at Company’s direction, invested in Eligible Investments. All amounts deposited or credited to the Account shall be subject to clearance and receipt of final payment by the Custodian.

(b)
The Company acknowledges that cash deposited or invested with any bank (including the bank acting as Custodian) may make a margin or generate banking income for which such bank shall not be required to account to the Company.

(c)
Payment of Moneys. Upon receipt of Proper Instructions, which may be standing instructions, the Custodian shall pay out from the Account collected and available balances, as determined in accordance with Custodian’s then current availability schedule, of the Company on deposit therein as Custodian may be directed by the Company, but only upon receipt of Proper Instructions specifying the amount of such payment, and naming the Person or Persons to whom such payment is to be made.

3.3    Records. The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the cash held for the Company under this Agreement and shall preserve such records for a period of not less than six years. All such records shall be the property of the Company and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company (including its independent public accountants) and employees and agents of the Securities and Exchange Commission, upon reasonable request and prior notice and at the Company’s expense.

4.	REPORTING

(d)
The Custodian shall render to the Company a monthly statement of (i) all deposits to and withdrawals or transfers from the Account during the month, and the outstanding balance (as of the last day of the preceding monthly statement and as of the last day of the subject month), and (ii) such other matters as the parties may agree from time to time.

(e)
For each Business Day, the Custodian shall render to the Company a daily report of all deposits to and withdrawals or transfers from the Account for such Business Day and the outstanding balance as of the end of such Business Day.

(f)	The Custodian shall provide the Company, promptly upon request, with such reports as are reasonably available to it and as the Company may reasonably request from time to time.

5.	FOREIGN SUB-CUSTODIANS
5.1    Foreign Sub-custodians. The Custodian may not appoint or employ any Foreign Sub-custodians.

6.	CERTAIN GENERAL TERMS
6.1    Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Company and any information contained in the books or records of the Company, the Company shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.
6.2    Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or applicable law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.
6.3    Proper Instructions.

(a)
The Company will give a notice to the Custodian, in form acceptable to the Custodian, specifying the names and specimen signatures of persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each is an “Authorized Person”), which notice shall be signed by any two (2) Authorized Persons previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives written notice from any two (2) Authorized Persons of the Company to the contrary. The initial Authorized Persons are set forth on Schedule A attached hereto and made a part hereof (as such Schedule A may be modified from time to time by written notice from the Company to the Custodian); and the Company hereby represents and warrants that the true and accurate specimen signatures of such initial Authorized Persons are set forth on Schedule A.

(b)
The Custodian shall have no responsibility or liability to the Company (or any other person or entity), and shall be indemnified and held harmless by the Company, in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with applicable law or regulations, local market practice or the Custodian’s operating policies and practices. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions.

6.4    Actions Permitted Without Express Authority. The Custodian may, at its discretion, without express authority from the Company endorse for collection checks,

drafts and other negotiable instruments made payable to the Company that are presented for deposit to the Account.
6.5    Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate, instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Company by any two (2) Authorized Persons. The Custodian may receive and accept a certificate signed by any two (2) Authorized Persons as conclusive evidence of:

(a)	the authority of any person to act in accordance with such certificate; or

(b)	any determination or action by the Company as described in such certificate, and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from any two (2) Authorized Persons of the Company.
6.6    Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m., Eastern time (or such other time as is agreed by the Company and the Custodian from time to time), on a Business Day will be deemed to have been received on the next Business Day (but in the case of communications so received after 3:30 p.m., Eastern time, on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt).
6.7     Fees. The Company shall reimburse the Custodian for (i) its customary service fees and charges for the maintenance and operation of the Account as set forth on Schedule B (“Fees”); and (ii) the amount of any check, draft, money order, instrument, wire transfer, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item that has been credited to the Account but is subsequently returned unpaid (the “Returned Items”). The Custodian will first charge the Account for all Fees and Returned Items. In the event that there are not sufficient collected funds on deposit in the Account to pay the Fees and Returned Items, the Company agrees upon demand to pay to the Custodian the amount of such Fees and Returned Items.

7.	RESPONSIBILITY OF CUSTODIAN
7.1    General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to any funds on deposit in the Account except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

7.2    Instructions.

(c)
The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Company as it reasonably deems necessary, and shall be entitled to require, upon notice to the Company, that Proper Instructions to it be in writing. The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to the Proper Instruction of the Company.

(d)
Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable terms of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Company and otherwise in accordance with any applicable terms of this Agreement.

7.3    General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)
The Custodian may rely on (and shall be protected in acting or refraining from acting in reliance upon) any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Company shall be any two (2) Authorized Persons); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided, however, that, if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(b)
Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action or inaction constitutes gross negligence, willful misconduct or bad faith on its part and in breach of the terms of this

Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. Except as otherwise expressly provided herein, the Custodian shall not be under any obligation at any time to ascertain whether the Company is in compliance with the 1940 Act, the regulations thereunder, or the Company’s investment objectives and policies then in effect.

(c)
In no event shall the Custodian be liable for any indirect, special or consequential damages (including, without limitation, lost profits) whether or not it has been advised of the likelihood of such damages and regardless of the form of action.

(d)
Notwithstanding anything to the contrary contained herein, the Custodian is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Account without determination by the Custodian of such court’s jurisdiction in the matter. If all or any portion of the funds on deposit in the Account is at any time attached, garnished or levied upon under any court order, or in the case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Custodian is authorized in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree and the Custodian shall not be liable to Company or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified annulled, set aside or vacated.

(e)
The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel.

(f)
The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an employee charged with responsibility for administering this Agreement or unless received (and then only to the extent received) in writing by the Custodian at the applicable address(es) as set forth in Section 13 and specifically referencing this Agreement.

(g)
No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Company or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h)	The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(i)
The Custodian may act or exercise its duties or powers hereunder through agents, subcustodians, or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent, subcustodian or attorney (i) appointed with the Company’s prior written consent specifically acknowledging such limitation of liability and (ii) maintained with reasonable due care.

(j)	All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.
7.4    Indemnification; Custodian’s Lien.

(c)
The Company shall and does hereby indemnify and hold harmless each of the Custodian, its officers, directors, employees, parent, subsidiaries, affiliates and each of their respective successors and assigns for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities, that may arise, be brought against or incurred by the Custodian, and any advances or disbursements made by the Custodian (including in respect of any Account overdraft, returned deposit item, chargeback, provisional credit, settlement or assumed settlement, reclaimed payment, claw-back or the like), as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Company (including, for the avoidance of doubt, any subsidiary or affiliate) and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s action or inaction constituting gross negligence, fraud or willful misconduct.

(d)
In the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from the Custodian’s or its nominee’s own gross negligent action, gross negligent failure to act, fraud or willful misconduct, or if the Company fails to compensate the Custodian pursuant to Section 7.4 hereof, any cash at any time held for the account of the Company shall be security therefor and should the Company fail to repay the Custodian promptly (or, if specified, within the time frame provided herein), the Custodian shall be entitled to utilize available cash to the extent necessary to obtain reimbursement.

7.5    Force Majeure. Without prejudice to the generality of the foregoing, the Custodian shall be without liability to the Company for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Company (including any Authorized Person) in its instructions to the Custodian; or changes in applicable law, regulation or orders.

8.	SECURITY CODES
If the Custodian issues to the Company security codes, passwords or test keys in order that it may verify that certain transmissions of information, including Proper Instructions, have been originated by the Company, the Company shall take all commercially reasonable steps to safeguard any security codes, passwords, test keys or other security devices which the Custodian shall make available.

9.	TAX LAW
9.1    Domestic Tax Law. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, or the Custodian as custodian, by the tax law of the United States or any state or political subdivision thereof. The Custodian shall be kept indemnified by and be without liability to the Company for such obligations including taxes (but excluding any income taxes assessable in respect of compensation paid to the Custodian pursuant to this Agreement), withholding, certification and reporting requirements, claims for exemption or refund, additions for late payment interest, penalties and other expenses (including legal expenses) that may be assessed against the Company, or the Custodian as custodian hereunder.
9.2    Foreign Tax Law. It shall be the responsibility of the Company to notify the Custodian of the obligations imposed on the Company by the tax law of foreign (i.e., non-U.S.) jurisdictions, including responsibility for withholding and other taxes, assessments or other government charges, certifications and government reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to cooperate with the Company with respect to any claims for exemption or refund under the tax law of the jurisdictions for which the Company has provided such information.

10.	EFFECTIVE PERIOD, TERMINATION
10.1    Effective Date. This Agreement shall become effective as of its due execution and delivery by each of the parties. This Agreement shall continue in full force and effect until terminated as hereinafter provided. This Agreement may be terminated by the Custodian or the Company pursuant to Section 10.2.
10.2    Termination. This Agreement shall terminate upon the earliest of (a) occurrence of the effective date of termination specified in any written notice of termination given by either party to the other not later than sixty (60) days prior to the effective date of termination specified therein, and (b) such other date of termination as may be mutually agreed upon by the parties in writing. If a successor custodian shall have been appointed by the Company, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination deliver directly to the successor custodian all cash then owned by the Company and held by the Custodian as custodian. The Company may at any time immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Termination shall not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.
10.3    Resignation. The Custodian may at any time resign under this Agreement by giving not less than sixty (60) days advance written notice thereof to the Company. The Company may at any time remove the Custodian under this Agreement by giving not less than sixty (60) days advance written notice thereof to the Custodian.
10.4    Successor. Prior to the effective date of termination of this Agreement, or the effective date of the resignation or removal of the Custodian, as the case may be, the Company shall give Proper Instruction to the Custodian designating a successor Custodian, if applicable.
10.5    Final Report. In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Company a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

11.	REPRESENTATIONS AND WARRANTIES
11.1    Representations of the Company. The Company represents and warrants to the Custodian that:

(a)
it has the power and authority to enter into and perform its obligations under this Agreement, and it has duly authorized, executed and delivered this Agreement so as to constitute its valid and binding obligation; and

(b)
in giving any instructions which purport to be “Proper Instructions” under this Agreement, the Company will act in accordance with the provisions of its articles of incorporation and bylaws and any applicable laws and regulations.

11.2    Representations of the Custodian. The Custodian hereby represents and warrants to the Company that:

(a)	it is qualified to act as a custodian pursuant to Section 26(a)(1) of the 1940 Act;

(b)	it has the power and authority to enter into and perform its obligations under this Agreement;

(c)	it has duly authorized, executed and delivered this Agreement so as to constitute its valid and binding obligations; and

(d)	it maintains business continuity policies and standards that include data file backup and recovery procedures that comply with all applicable regulatory requirements.

12.	PARTIES IN INTEREST; NO THIRD PARTY BENEFIT
This Agreement is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties (other than successors and permitted assigns pursuant to Section 17).

13.	NOTICES
Any Proper Instructions (to the extent given by hand, mail, courier or telecopier) shall be given to the following address (or such other address as either party may designate by written notice to the other party), and otherwise any notices, approvals and other communications hereunder shall be sufficient if made in writing and given to the parties at the following address (or such other address as either of them may subsequently designate by notice to the other), given by (i) hand, (ii) certified or registered mail, postage prepaid, (iii) recognized courier or delivery service, or (iv) confirmed telecopier or telex, with a duplicate sent on the same day by first class mail, postage prepaid:

(a)	if to the Company, to
Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, NY 10016
Attention: Prospect Accounting
Fax No.: (212) 448-9652
Email: fax@prospectstreet.com
pacct@prospectstreet.com
pl@prospectstreet.com

(b)	if to the Custodian, to
BankUnited, N.A.
445 Broadhollow Road

Suite 130
Melville, New York 11747
Ref: Prospect Capital Corporation
Attention: SVP-Private Banking
Fax: (866) 401-0608
Email: cprinz@bankunited.com

14.	CHOICE OF LAW AND JURISDICTION
This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with and governed by the laws of the State of New York for all purposes (without regard to its choice of law provisions); except to the extent such laws are inconsistent with federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern. Any action or proceeding arising out of or related to this Agreement shall be brought exclusively in the courts of state or federal courts sitting in the State of New York, County of New York. The parties hereto irrevocably and unconditionally waive to the fullest extent permitted by applicable law, any objection which each may now or hereafter have to the laying of venue of any action or proceeding in such courts. EACH PARTY HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

15.	ENTIRE AGREEMENT; COUNTERPARTS
15.1    Complete Agreement. This Agreement, and to the extent not inconsistent with the terms hereof, the Custodian’s applicable disclosure statements and agreement relative to the Account, constitutes the complete and exclusive agreement of the parties with regard to the matters addressed herein and supersedes and terminates, as of the date hereof, all prior agreements or understandings, oral or written, between the parties to this Agreement relating to such matters.
15.2    Counterparts. This Agreement may be executed in any number of counterparts and all counterparts taken together shall constitute one and the same instrument.
15.3    Facsimile Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission or pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

16.	AMENDMENT; WAIVER
16.1    Amendment. This Agreement may not be amended except by an express written instrument duly executed by each of the Company and the Custodian (and not by an email or series of emails); provided, that in the case of the Company, such amendment must be signed in blue ink by the Chief Executive Officer or President of the Company or their successors.
16.2    Waiver. In no instance shall any delay or failure to act be deemed to be or effective as a waiver of any right, power or term hereunder, unless and except to the extent such waiver is set forth in an express written instrument signed by the party against whom it is to be charged (and not by an email or series of emails); provided, that in the case of the Company, such waiver must be signed in blue ink by the Chief Executive Officer or President of the Company or their successors.

17.	SUCCESSOR AND ASSIGNS
17.1    Successors Bound. The covenants and agreements set forth herein shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party; provided, however, that the foregoing shall not limit the ability of the Custodian to delegate certain duties or services to or perform them through agents or attorneys appointed with due care as expressly provided in this Agreement.
17.2    Merger and Consolidation. Any corporation or association into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation or association to which the Custodian transfers all or substantially all of its business, shall be the successor of the Custodian hereunder, and shall succeed to all of the rights, powers and duties of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

18.	SEVERABILITY
The terms of this Agreement are hereby declared to be severable, such that if any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms. Should any part of this Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. In lieu of such invalid or unenforceable provision, the parties hereto will negotiate in good faith to add automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

19.	REQUEST FOR INSTRUCTIONS
If, in performing its duties under this Agreement, the Custodian is required to decide between alternative courses of action, the Custodian may (but shall not be obliged to) request written instructions from the Company as to the course of action desired by it. If the Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Custodian shall act in accordance with instructions received from the Company in response to such request after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

20.	OTHER BUSINESS
Nothing herein shall prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Company or any other Person. Nothing contained in this Agreement shall constitute the Company and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement.

21.	REPRODUCTION OF DOCUMENTS
This Agreement and all schedules, exhibits, attachments and amendment hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further production shall likewise be admissible in evidence.

22.	MISCELLANEOUS
The Company acknowledges receipt of the following notice:

“IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Custodian will ask for documentation to verify its formation and existence as a legal entity. The Custodian may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.”

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by a duly authorized officer, intending the same to take effect as of the date first written above.

Witness:	PROSPECT CAPITAL CORPORATION

_______________________________        By:
Name:                        Name: M. Grier Eliasek
Title:                        Title: President and COO

Witness:                    BANKUNITED, N.A.

_______________________________        By:
Name:                        Name:
Title:                        Title:

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